Exhibit 99.1

Contact:	Jerome J. Gassen President and Chief Executive Officer (765) 529-2230

AMERIANA BANCORP REPORTS SECOND QUARTER 2014 NET INCOME

OF $603,000 OR $0.20 PER SHARE

NEW CASTLE, Ind. (July 18, 2014) – Ameriana Bancorp (NASDAQ: ASBI), parent company for Ameriana Bank, today announced earnings for the second quarter of 2014 of $603,000, or $0.20 per basic and diluted share, compared with $531,000, or $0.18 per basic and diluted share, for the second quarter of 2013.

For the first six months of 2014, Ameriana’s net income increased to $1.3 million, or $0.45 per basic and diluted share, compared with $1.1 million, or $0.38 per basic and diluted share, in the year-earlier period.

Commenting on the announcement, Jerome J. Gassen, President and Chief Executive Officer, said, “We are pleased with our continued growth in earnings over the same period a year earlier, which resulted from improvement in our credit metrics and interest from investment securities. The Bank’s efforts to grow its loan portfolio in the second quarter were hampered by the repayment of several large low-income housing loans, but a strong commercial pipeline at the end of the quarter is expected to produce more favorable results in the second half of the year.” Gassen also noted that noninterest expense declined from the same periods a year earlier, and although the net interest margin for the second quarter declined seven basis points from the same quarter in 2013, it still remains relatively stable given the current interest rate environment.

“I am particularly pleased with our progress in reducing non-performing loans and in shrinking our portfolio of other real estate owned (OREO),” Gassen continued. “Non-performing loans decreased to $4.6 million as of quarter end from $6.6 million at June 30, 2013, which also represented a $2.0 million improvement from the year-earlier total of $8.6 million.” OREO declined to $5.7 million at June 30, 2014, from $6.1 million and $8.5 million at June 30, 2013 and June 30, 2012, respectively.

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ASBI Reports Second Quarter 2014 Results

July 18, 2014

Total loans receivable increased $891,000 to $316.9 million at June 30, 2014, from December 31, 2013, while total investment securities of $54.4 million at June 30, 2014, represented an increase of $14.2 million from December 31, 2013. For the same six-month period, total deposits increased $14.5 million, or 4.0%, to $377.2 million.

As of June 30, 2014, the allowance for loan and lease losses (ALLL) totaled $4.0 million or 1.26% of total loans receivable. The ALLL coverage of non-performing loans increased to 87.6%. Total shareholders’ equity as of June 30, 2014, was $39.6 million or 8.34% of total assets. Reported book value per common share was $13.22. Ameriana Bank exceeded all three regulatory capital standards to be considered “well capitalized” at June 30, 2014.

Ameriana Bancorp is a bank holding company. Through its wholly owned subsidiary, Ameriana Bank, the Company offers an extensive line of banking services and provides a range of investments and securities products through banking centers in the central Indiana area. Ameriana Bank owns Ameriana Insurance Agency, a full-service insurance agency, and Ameriana Financial Services, which offers securities and insurance products through LPL Financial (Member FINRA/SIPC).

This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends, changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets, changes in real estate value and the real estate market, regulatory changes, possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, the outcome of pending litigation, and market disruptions and other effects of terrorist activities. For discussion of these and other risks that may cause actual results to differ from expectations, refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, on file with the Securities and Exchange Commission, including the section entitled “Risk Factors.” The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the Securities and Exchange Commission.

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ASBI Reports Second Quarter 2014 Results

July 18, 2014

AMERIANA BANCORP

Unaudited Financial Highlights

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Interest income	$4,385	$4,261	$8,859	$8,552
Interest expense	755	747	1,513	1,509

Net interest income	3,630	3,514	7,346	7,043
Provision for loan losses	150	210	300	465

Net interest income after provision for loan losses	3,480	3,304	7,046	6,578
Other income	1,383	1,469	2,747	2,981
Other expense	4,037	4,074	7,954	8,034

Income before income taxes	826	699	1,839	1,525
Income tax	223	168	507	380

Net income	$603	$531	$1,332	$1,145

Earnings per share:
Basic	$0.20	$0.18	$0.45	$0.38

Diluted	$0.20	$0.18	$0.45	$0.38

Weighted average shares outstanding:
Basic	2,992	2,989	2,991	2,989

Diluted	2,997	2,989	2,996	2,989

Dividends declared per share	$0.02	$0.01	$0.04	$0.02

Net interest margin (fully tax-equivalent basis)	3.56%	3.63%	3.64%	3.68%

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ASBI Reports Second Quarter 2014 Results

July 18, 2014

AMERIANA BANCORP

Unaudited Financial Highlights (Continued)

(In thousands, except per share amounts)

	June 30, 2014	Dec. 31, 2013	June 30, 2013
Total assets	$474,440	$458,604	$445,281
Cash and cash equivalents	41,552	40,867	30,113
Interest-bearing time deposits	2,974	2,974	3,718
Investment securities held to maturity	2,346	2,347	2,348
Investment securities available for sale	52,035	37,803	31,618
Loans receivable	316,919	316,028	317,512
Allowance for loan losses	4,004	3,993	3,954

Loans, net	312,915	312,035	313,558

Allowance for loan losses as a percentage of loans receivable	1.26%	1.26%	1.25%
Non-performing loans	$4,572	$5,067	$6,579
Allowance for loan losses as a percentage of non-performing loans	87.6%	78.8%	60.1%

Deposits:
Non-interest-bearing	$57,622	$52,747	$56,609
Interest-bearing	319,613	309,954	298,408

	377,235	362,701	355,017

Borrowed funds	$50,810	$50,810	$45,810
Shareholders’ equity	39,576	37,713	36,940
Book value per share	13.22	12.61	12.36

Regulatory capital ratios for Ameriana Bank:
Tier 1 leverage ratio	9.44%	9.47%	9.36%
Tier 1 risk-based capital ratio	14.46%	13.91%	13.30%
Total risk-based capital ratio	15.72%	15.16%	14.56%

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